Exhibit 10.56

EXECUTION COPY

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Release”) is made and entered into as of this 9th day of September 2016, by and between EVERTEC GROUP, LLC, a Puerto Rico limited liability company (the “Company”), and Arturo Díaz-Abramo (the “Executive”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Termination of Employment. Effective the close of business on September 9, 2016 (the “Separation Date”), the Executive and the Company agree that the Executive’s employment with the Company terminated. Effective on the Separation Date, the Executive has resigned from all positions he holds as an officer and/or member of the board of directors or board of managers of EVERTEC, Inc. (“Parent”) and any of its subsidiaries, including the Company (Parent and its direct and indirect subsidiaries, including the Company, are hereinafter referred to as the “Company Group”) and from all committees of any such board of directors or board of managers. The Executive agrees that he will not hereafter seek reinstatement, recall or re-employment with the Company Group. The Executive further agrees that, in the event he is employed by any company or other entity that is acquired by or merged with any member of the Company Group, he shall resign from said employment immediately upon the acquisition, and that should the Executive fail or refuse to do so, this shall constitute just cause for termination and the Company Group may terminate his employment and the Executive shall have no recourse against the Company Group. The Executive acknowledges that this Release constitutes the required notice of termination of the Executive’s employment pursuant to Section 3(g) of the Second Amended and Restated Employment Agreement, by and between the Company and the Executive, dated March 1, 2015 (the “Employment Agreement”).

2.    (a) Settlement Payment. As a settlement payment, and provided this Release is executed and not revoked by Executive, the Company shall provide the Executive with the following payments and benefits:

(i)    A lump sum payment of $250,000 (the “Severance Payment”) on or before 60 calendar days after the Separation Date.

(ii)    17,206 RSUs shall automatically vest on the Separation Date. These RSUs are time-based and were issued pursuant to the 2015 Long Term Incentive Plan and the 2016 Long Term Incentive Plan (the “LTIP Time-Based RSUs”). The LTIP Time-Based RSUs must be settled with 75 calendar days of the Separation Date. In addition, 1,937 performance-based RSUs shall remain outstanding and capable of vesting in the normal course (i.e., on January 1, 2018) subject to the actual corporate performance of EVERTEC, Inc. (“Parent”). These performance-based RSUs are calculated by dividing 20 (the months Executive was employed by the Company starting on January 1, 2015) by 36 (which is the number of months in the vesting period), which equals 55.56% of the performance-based RSUs granted to

Executive under the 2015 Long Term Incentive Plan. Also, 1,569 performance-based RSUs shall remain outstanding and capable of vesting in the normal course (i.e., on February 19, 2019) subject to the actual corporate performance of Parent. These performance-based RSUs are calculated by dividing 7 (the months Executive was employed by the Company starting on February 19, 2016) by 36 (which is the number of months in the vesting period), which equals 19.44% of the performance-based RSUs granted to Executive under the 2016 Long Term Incentive Plan.

(iii)    The Company will transfer title of the Company automobile that Executive currently utilizes at no cost to Executive effective the Separation Date.

(iv)    Accrued but unused vacation, if any, as of the Separation Date, to be paid in a lump sum on or before 60 calendar days after the Separation Date.

(v)    The amount of any unpaid expense reimbursements to which Executive may be entitled pursuant to his Employment Agreement.

(vi)    Executive shall be paid $100,000 as a pro-rated amount of his Bonus (as defined in the Employment Agreement) and will be payable when the Severance Payment is paid.

(vii)    The Company shall provide healthcare benefits to the Executive for a term of 365 days upon the date of execution of this agreement. Healthcare benefit plan will be equal and/or the same as the Executive held during his employment with the Company.

The Company may withhold from all amounts payable under this Release such federal, state, local and payroll taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)    Continuing Rights. The Executive agrees that, except for the payments and benefits set forth above, he has been paid all other compensation due to him, including but not limited to all salary, hourly pay, overtime pay, bonuses, deferred compensation, incentives and all other compensation of any nature whatsoever, and (ii) does not have any equity or equity-based ownership interest in Parent or any other member of the Company Group other than 66,667 vested options and 33,333 unvested options at an exercise price of $24.01 per share each of which vests in February 2017, the terms of which option shall continue to be governed by Parent’s 2013 Equity Incentive Plan. No other sums (contingent or otherwise) shall be paid to the Executive in respect of his employment by the Company, and any such sums (whether or not owed) are hereby expressly waived by the Executive.

(c)    Continuing Entitlement. The Executive acknowledges that his continuing entitlement to payments and benefits under this Paragraph 2 shall be conditioned upon his continuing compliance with Paragraphs 1, 4, 5, 6, 9(c) or 14 of this Release and any violation of Paragraphs 1, 4, 6, 9(a) or 14 by the Executive shall terminate the Company’s obligation to continue to make payments or provide benefits in accordance with this Paragraph 2.

(d)    Unjust Dismissal. The Executive acknowledges that the amount described in paragraph 2 (a)(i) is much higher than what he would be entitled to receive under Act No. 80 of May 30, 1976. Therefore, Executive agrees that said amount should be computed against any severance calculation.

3.    General Release. As a material inducement to the Company to enter into this Release and in consideration of the payments to be made by the Company to the Executive in accordance with Paragraph 2 above, the Executive, on behalf of himself, his representatives, agents, estate, heirs, successors and assigns, and with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges each member of the Company Group, each of their respective shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, insurers, divisions, affiliates, and all employee benefit plans sponsored by or contributed to by any member of the Company Group (including any fiduciaries thereof), and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy; provided, however, and subject to Paragraph 4 below, the Release is not intended to and does not limit the Executive’s right to file a charge or participate in an investigative proceeding of a governmental agency. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes, but is not limited to, and is intended to explicitly release, any and all subject matter and claims arising from or in connection with any alleged violation by any of the Released Parties under the Employment Agreement or Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1991 and Executive Order 11246, which prohibit employment discrimination based on race, color, religion, sex, or national origin; the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act of 1990, which prohibit employment discrimination because of age against individuals who are 40 years of age or older; the Equal Pay Act, which prohibits sex-based wage discrimination against men and women who perform substantially equal work in the same establishment; the Americans with Disabilities Act of 1990 (ADA), which prohibits employment discrimination against qualified individuals with disabilities in the private sector, in state and local governments; and Sections 501 and 505 of the Rehabilitation Act of 1973, which prohibit federal contractors to discriminate in employment against qualified individuals with disabilities; the Genetic Information Nondiscrimination Act (GINA) of May 21, 2008, which prohibits discrimination against employees based on genetic information; the Family and Medical Leave Act, which protects employees’ rights to medical and family leave; the Uniformed Services Employment and Reemployment Rights Act (USERRA); the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (VEVRAA); the Constitution of Puerto Rico, which prohibits discriminatory treatment; Law 69 of July 6, 1985, which prohibits employment discrimination on the basis of sex; Law 17 of April 22, 1988, which prohibits sexual harassment in employment; Law 100 of June 30, 1959, as amended, which prohibits employment discrimination based on age, race, color, sex, marital status, social or national origin, social condition, political affiliation, political or religious beliefs, or against an employee for being a victim or being perceived as a victim of domestic violence, sexual aggression or stalking, or based on sexual orientation or gender identity; Law 116 of December 20, 1991; Law 44 of July 2, 1985, which prohibits employment discrimination against qualified individuals with disabilities or under any other local, state or federal law which prohibits discrimination, harassment or retaliation; Act 139 of June 26, 1968 (SINOT); Act 45 of April 18, 1935 (State Insurance Fund); the Employee Retirement Income Security Act of 1974 (ERISA); the Workers Adjustment Retraining and Notification Act (WARN); the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); the Federal Bankruptcy Act; the Insurance and the Civil Codes of Puerto Rico; Law 80 of May 30, 1976; Law 379 (Days and Hours of Work); Law 96 of June 26, 1956 (Minimum Wage); Law 180 of July 27, 1998 (vacation and sick leave); Act No. 80 of May 30, 1976 (unjust dismissal) and any other federal, state or local (including Puerto Rico) laws (including, with respect to each law or regulation referenced above, any amendments thereto), whether based on statute, regulation or common law, providing workers’ compensation benefits; restricting an employer’s right to terminate employees or otherwise regulating employment; or enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; providing recourse for alleged wrongful discharge, harassment or discrimination, physical or personal injury, emotional distress, fraud, negligent misrepresentation, libel, slander, defamation and similar or related claims and any other statutory claim, tort claim, employment or other contract or implied contract claim, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, invasion of privacy, or any other claim, arising out of or in connection with or involving his employment with the Company, the termination of his employment with the Company, or involving any other matter, including but not limited to the continuing effects of his employment with the Company or termination of employment with the Company. The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the Commonwealth of Puerto Rico. The waivers and releases previously mentioned include any damages arising after the signature of this document as a result of the continuous effect of any act or omission that occurred before the signature of this document. Notwithstanding the foregoing, this Release will not waive rights or claims that may arise after the Release becomes effective, nor will it apply to any rights of indemnification, contribution, or to be held harmless, or to the coverage afforded by any directors and officers insurance maintained by the Company Group, as in effect as of the Separation Date. This Release will not waive any rights to which the Executive is otherwise entitled with respect to his vested retirement benefits. This Release will not waive any right to enforce the terms of this Release.

4.    Covenant Not to Sue. The Executive, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action, cause of action or proceeding regarding or in any way related to any of the claims described in Paragraph 3 hereof. The Executive further agrees that this Release will constitute and may be pleaded as, a bar to any such claim, cause of action or proceeding. If the Executive files a charge or participates in an investigative proceeding of a governmental agency, or is otherwise made a party to any proceedings described in Paragraph 3 hereof, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding.

5.    Indemnification. The Executive will fully indemnify the Released Parties against and will hold the Released Parties harmless from any and all claims, costs, damages, demands, expenses (including without limitation attorneys’ fees), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to any or all of this Release and the conduct of the Executive hereunder, including without limitation any material breach or failure to comply with any or all of the provisions of this Release.

6.    Restrictive Covenants. The Executive and the Company acknowledge and agree that they shall continue to be bound by the covenants set forth in Sections 5 and 6 of his Employment Agreement, which are hereby incorporated by reference.

7.    Severability. If any provision of this Release shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

8.    Waiver. A waiver by the Company of a breach of any provision of this Release by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

9.    Miscellaneous Provisions.

a.    Representation. The Executive represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Release and has knowingly and voluntarily entered into this Release freely and without coercion. The Executive acknowledges that the Company advised him to consult with an attorney prior to executing this Release and further advised him that he had 45 calendar days within which to review and consider this Release. Executive understands that he can waive the 45-day period to evaluate and consider this Agreement and that, if he signs this Release in less time, he has done so voluntarily in order to obtain sooner the benefits under this Release. The Executive is voluntarily entering into this

Release and no member of the Company Group nor any other Released Parties made any representations concerning the terms or effects of this Release other than those contained in the Release itself and the Executive is not relying on any statement or representation by the Company or any other Released Parties in executing this Release. The Executive is relying on his own judgment and that of his attorney to the extent so retained. The Executive also specifically affirms that this Release clearly expresses his intent to waive fraudulent inducement claims, and that he disclaims any reliance on representations about any of the specific matters in dispute.

b.    Revocation. The Executive acknowledges that he has 7 calendar days from the date this Release is executed in which to revoke his acceptance of this Release, and this Release will not be effective or enforceable until such 7-day period has expired. To be effective, any such revocation must be in writing and delivered to the Company’s principal place of business, Attn.: Marcelino Zayas, on or before the 7th calendar day after signing and must expressly state the Executive’s intention to revoke this Release.

c.    Return of Property. By signing this Release, the Executive affirms having returned to the Company all of the Company’s property that is in the Executive’s possession, custody or control, including, without limitation, (a) all keys, access cards, credit cards, computer hardware (including but not limited to all hard drives, diskettes, compact disks, DVDs, electronic storage devices, and personal data assistants, and the contents of all such hardware, as well as any passwords or codes or instructions needed to operate any such hardware), computer software and programs, data, materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information, design information, specifications and plans, data base information and lists, mailing lists, notes, and any other property or information that the Executive has or had relating to the Company Group (whether those materials are in paper, electronic or computer-stored form or in any other form or medium), and (b) all documents and other property containing, summarizing, or describing any Confidential Information (as defined in the Second Amended and Reinstated Employment Agreement), including all originals and copies. The Executive affirms that he has not retained any such property or information in any form, and will not give copies of such property or information or disclose their contents to any other person.

10.    Complete Agreement. This Release sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties pertaining to actual or potential claims arising from the Executive’s employment with the Company or the termination of the Executive’s employment with the Company; provided, however, that all obligations and rights arising under Sections 5-9 and 14 of the Employment Agreement, which are incorporated by reference herein, shall not be superseded, shall be unaffected hereby, and shall remain in full force and effect. The Executive expressly warrants and represents that no promise or agreement which is not herein expressed has been made to him in executing this Release.

11.    No Pending or Future Lawsuits. The Executive represents that he has no lawsuits, claims or actions against the Company Group or any of the Released Parties. The Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company Group or any of the Released Parties.

12.    No Admission of Liability. The Executive understands and acknowledges that this Release constitutes a compromise and settlement of any and all actual or potential disputed claims by the Executive. No action taken by the Company Group hereto, either previously or in connection with this Release, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company Group of any fault or liability whatsoever to the Executive or any third party.

13.    Reimbursement. If the Executive or his heirs, executors, administrators, successors or assigns (a) is in breach of or breaches Paragraphs 1, 5, 6, 9(c) or 14 of this Release, or (b) attempts to challenge the enforceability of this Release, or (c) files a charge of discrimination or unjust dismissal, a lawsuit of any kind or nature against one or more of the Released Parties, or a claim of any kind or nature against one or more of the Released Parties, the Executive or his heirs, executors, administrators, successors or assigns shall be obligated to tender back to the Company, as a contractual remedy hereunder, all payments made to him or them under this Release, or any amount of actual damages proven by the Company, if greater. Further, the Executive shall indemnify and hold harmless the Released Parties from and against all liability, costs and expenses, including attorneys’ fees, arising out of said breach, challenge or action by the Executive, his heirs, executors, administrators, successors or assigns. The Company and the Executive acknowledge that the remedy set forth hereunder is not to be considered a form of liquidated damages and the tender back shall not be the exclusive remedy hereunder.

14.    Future Cooperation. In connection with any and all present and future claims, disputes, negotiations, investigations, lawsuits, arbitration or administrative proceedings involving the Company Group, the Executive agrees to make himself available, upon reasonable notice from the Company Group and without the necessity of subpoena, to provide information, documents, declarations or statements to the Company Group; meet with attorneys or other representatives of the Company Group; prepare for and give depositions or testimony, participate as a witness at trial; participate in trial preparation and/or otherwise fully cooperate in the investigation, defense or prosecution of any or all such matters.

15.    Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

16.    Governing Law. THIS RELEASE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PUERTO RICO, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE COMMONWEALTH OF PUERTO RICO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF

ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF PUERTO RICO TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE COMMONWEALTH OF PUERTO RICO WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

17.	Enforcement

a.    Arbitration. Any controversy, dispute or claim arising out of or relating to this Release, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in San Juan, Puerto Rico (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be accompanied by a reasoned opinion, and shall be final, binding and conclusive on the parties for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. The Company will bear the totality of the arbitrator’s and administrative fees and costs. Each party shall bear its or his litigation costs and expenses. Upon the request of any of the parties, at any time prior to the beginning of the arbitration hearing the parties may attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association. The Company will bear the totality of the mediator’s and administrative fees and costs.

b.    Waiver of Jury Trial. THE COMPANY AND THE EXECUTIVE EACH HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS RELEASE.

18.    Execution of Release. This Release may be executed in counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release. The Release, to the extent signed and delivered by means of a facsimile machine or by PDF File (portable document format file), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person. At the request of either party hereto, the other party shall re-execute original forms hereof and deliver them to all other parties.

PLEASE READ THIS RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[Signature Page Follows]

EXECUTION COPY

IN WITNESS WHEREOF, the Executive and the Company have voluntarily signed this Separation Agreement and General Release consisting of nine (9) pages effective as of the date first written above, this 9th of September, 2016.

EVERTEC GROUP, LLC

By:
	Name:	Morgan M. Schuessler
	Title:	Chief Executive Officer

Signature:
Arturo Díaz-Abramo